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                       Voxware Closes Private Financing

             Financing Completes First Phase of Comprehensive Plan

Princeton, N.J., December 12, 2001 - Voxware, Inc. (NASDAQ OTC: VOXW), a leading
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speech recognition company providing voice-based solutions for industrial applications with a focus on supply chain execution, announced today the closing of a private financing of $1.765 million from various accredited investors.

Led by combined investments of $250,000 from the Voxware board and management, the offering of Preferred Stock and common stock warrants was sold to certain existing and new investors. The closing of this round of financing is the first phase of Voxware's comprehensive financing plan to fund operations as Voxware continues to capture market share and becomes a dominant player in providing speech-based solutions for supply chain execution.

Investors purchased a total of 1,765 shares of Series C Convertible Preferred Stock, which shares are convertible into approximately 14,063,745 shares of common stock, and received warrants to purchase approximately 5,625,500 shares of common stock. The Series C Convertible Preferred Stock will have a 7% dividend payable in cash or equity, and is currently convertible into Voxware Common stock at an initial conversion price of $0.1255 per share. The conversion price is subject to reduction under certain circumstances in the future as a result of issuances of common stock at prices below the initial conversion price, subject to certain conditions. The warrants to purchase shares of common stock received under this financing expire in five years and have an exercise price of $0.1255 per share. It is anticipated that the net proceeds will be used for general corporate administration and overhead expenses, repayment of debt, sales and marketing initiatives, and research and development activities. $200,000 of the proceeds were used to repurchase 182 shares of the Company's Series B Convertible Preferred Stock.

"This is the first phase of our comprehensive financing plan. This financing gives us time to conclude ongoing discussions and due diligence with a number of interested strategic investors who can provide us the expansion capital needed to dominate the market for speech-based supply chain solutions," said Dr. Bathsheba J. Malsheen, President and CEO of Voxware.

In addition to the proceeds from this financing, by the end of December Voxware also expects to receive approximately $109,000 from the sale of New Jersey State net operating loss carryforwards and business tax credits.

Voxware's VoiceLogistics is their wireless, web-based interactive speech interface solution for the supply chain. VoiceLogistics enhances speed, accuracy and productivity of logistics and fulfillment operations, and seamlessly integrates with the WMS and IT systems of virtually any distribution and logistics operation. The VoiceLogistics system includes the VoiceLogistics wireless RF client, Voxware's patented noise-robust VISE(TM) speech recognizer designed specifically for high performance in industrial environments, VoxBrowser(TM), their VoiceXML browser, the VoxServer(TM) VXML application server, and VoxXchange(TM). integration technology, the VoiceLogistics suite of VoiceXML applications for logistics and fulfillment operations, and Voxware's
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professional services for installation, integration and implementation.

About Voxware, Inc.

Voxware is a leading speech recognition company providing noise-robust natural language speech interfaces for a variety of applications for industrial markets. Voxware provides interactive voice-based solutions for Supply Chain Execution, and addresses major logistics market sectors, including consumer goods manufacturers (CGM), consumer packaged goods (CPG), direct to consumer (e-commerce and catalog), food and grocery, package handling, retail, third-party logistics providers (3PLs), and wholesale distribution. Voxware's speech recognition solutions are also deployed in package handling, mail sorting, manufacturing inspection, and military applications. Voxware licenses their commercial noise-robust speech recognition technology to ITT Industries (NYSE:ITT) for use in military and selected industrial applications. Voxware
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also continues to license their speech coding technology to Nellymoser, Inc.
(http://www.nellymoser.com) for embedded commercial applications other than IP
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telephony.

Voxware's corporate headquarters are in Princeton, New Jersey, with marketing and operations in Boston, Massachusetts. Additional information about Voxware can be obtained on the Internet at http://www.voxware.com/.
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This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware's plans to differ or results to vary from those expected including the risks associated with Voxware's need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware's need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware's results of operations; competition from others; Voxware's evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware's need for additional capital; and a variety of risks set forth from time to time in Voxware's filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.


   Voxware(R), VISE(TM), VoiceLogistics(TM), VoxServer(TM), VoxXchange(TM), VoxBrowser(TM), and VoxSort(TM) are trademarks of Voxware, Inc. All other product names are trademarks of their respective owners.